Exhibit 3.2
CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION
OF
CAVALIER HOLDINGS, INC.
_________________________________________

Pursuant to Section 242 of the General Corporation
Law of the State of Delaware
_________________________________________

Cavalier Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

First: That the Board of Directors of the Corporation, adopted a unanimous resolution proposing and declaring advisable an amendment (the “Amendment”) to the Corporation’s Certificate of Incorporation (the “Certificate”) and directed that such proposed Amendment be submitted for the consideration of the Corporation’s sole stockholders. The proposed Amendment is as follows:

1. Article Fourth is amended to read in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is sixty million (60,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and ten million (10,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

2. Article Seventh is amended to read in its entirety as follows:

SEVENTH: A director of the Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after the date of incorporation of the Corporation, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of the foregoing paragraph, or the adoption of any provision of this Certificate of Incorporation inconsistent with the foregoing paragraph, by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

3. Article Eighth shall be added to read in its entirety as follows:

EIGHTH: The number of directors of the Corporation shall be fixed from time to time as provided in the bylaws.

4. Article Ninth shall be added to read in its entirety as follows:

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

5. Article Tenth shall be added to read in its entirety as follows:

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

6. Article Eleventh is amended to read in its entirety as follows:

ELEVENTH: The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, any director or officer of the Corporation and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

Second: That thereafter, at a special meeting of the sole stockholders of the Corporation duly held on February 16, 2007, the proposed Amendment was approved by the vote required by Section 242 of the General Corporation Law of the State of Delaware.

Third: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 21st day of February, 2007.

CAVALIER HOLDINGS, INC.

By: /s/ Leo Mentzelopoulos
Name: Leo Mentzelopoulos
Title: President